Exhibit 99.1

News release

EQT Corporation Announces 2020 Annual Meeting Date

PITTSBURGH (October 11, 2019) – EQT Corporation (NYSE: EQT) (the “Company”) today announced that its Board of Directors has determined to hold the Company’s 2020 Annual Meeting of Shareholders (the “2020 Annual Meeting”) on Friday, May 1, 2020. The time and location of the 2020 Annual Meeting will be specified in the Company’s 2020 proxy statement.

The Company values and is responsive to shareholder feedback. The Company believes its decision to return to holding its annual meeting of shareholders in the spring, in accordance with its historical timing prior to 2018, is in the best interest of shareholders, as the 2020 Annual Meeting will occur shortly after the release of the Company’s 2019 earnings while still providing shareholders with ample time to decide on any nominations or proposals and make an informed voting decision.

Under Securities and Exchange Commission rules, eligible shareholders of the Company may submit proposals for inclusion in the Company’s 2020 proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Because the 2020 Annual Meeting will occur more than 30 days prior to the anniversary date of the Company’s 2019 Annual Meeting of Shareholders, the Company, in accordance with Rule 14a-5(f) of the Exchange Act, is informing shareholders of this change and providing new information with respect to the submission of proposals intended to be included in the Company’s 2020 proxy statement. Under Rule 14a-8, the deadline for receipt of shareholder proposals intended to be included in the Company’s 2020 proxy statement is a reasonable time before the Company begins to print and send its proxy materials. Shareholder proposals intended to be submitted pursuant to Rule 14a-8 in connection with the 2020 Annual Meeting should be received by the Company's Corporate Secretary on or before November 25, 2019 in order to be considered for inclusion in the Company’s 2020 proxy statement.

Shareholders may present proposals in person at the 2020 Annual Meeting or outside of the Company’s 2020 proxy statement, in addition to proposals that will be included in the Company’s 2020 proxy statement, if such proposals are submitted in writing and received by the Company’s Corporate Secretary no earlier than January 2, 2020 (i.e., the 120th day prior to the 2020 Annual Meeting), and no later than February 1, 2020 (i.e., the 90th day prior to the 2020 Annual Meeting). Proposals received outside that time period, including any proposal nominating a person as a director, may not be presented at the 2020 Annual Meeting. All proposals must be accompanied by the information required by Section 1.09 of the Company’s Amended and Restated Bylaws, a copy of which will be provided to any shareholder upon written request to the Company’s Corporate Secretary.

To date, the Company has not received any director nominations or other shareholder proposals.

About EQT Corporation

EQT Corporation is a natural gas production company with emphasis in the Appalachian Basin and operations throughout Pennsylvania, West Virginia and Ohio. With 130 years of experience and a long-standing history of good corporate citizenship, EQT is the largest producer of natural gas in the United States. As a leader in the use of advanced horizontal drilling technology, EQT is committed to minimizing the impact of drilling-related activities and reducing its overall environmental footprint. Through safe and responsible operations, EQT is helping to meet our nation’s demand for clean-burning energy, while continuing to provide a rewarding workplace and support for activities that enrich the communities where its employees live and work. Visit EQT Corporation at www.EQT.com; and to learn more about EQT’s sustainability efforts, please visit https://csr.eqt.com.

News release Contact Mike Laffin – Vice President, Communications 412.395.2069 MLaffin@eqt.com